Exhibit 16.1

November 19, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Idaho Copper Corp.’s statements included under Item 4.01 of its Form 8-K dated November 20, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 2, 2024. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

Green Growth CPAs

10250 Constellation Blvd.

Los Angeles, CA 90067

blaze@griesandassociates.com

501 S. Cherry Street Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

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